Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BALLY’S CHICAGO, INC.

Bally’s Chicago, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on May 24, 2022 (the “Original Certificate”).

2.             The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates, integrates and further amends the Original Certificate, as heretofore amended, and which was duly adopted by all necessary action of the board of directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

3.             The text of the Original Certificate is hereby amended, integrated and restated in its entirety by this Certificate of Incorporation to read in full as follows:

Article I.

The name of the corporation is Bally’s Chicago, Inc. (the “Corporation”).

Article II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, (i) investing in securities of Bally’s Chicago Operating Company, LLC, a Delaware limited liability company, or any successor entities thereto and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto.

Article IV.

Section 4.1             Authorized Interests. The total number of shares of all classes of stock that the Corporation is authorized to issue is thirty-four thousand three hundred (34,300), consisting of the following five classes:

(a)            Three hundred (300) shares of Class A-1 common stock, with a par value of $0.001 per share (the “Class A-1 Interests”);

(b)            Three hundred (300) shares of Class A-2 common stock, with a par value of $0.001 per share (the “Class A-2 Interests”);

(c)            Two hundred (200) shares of Class A-3 common stock, with a par value of $0.001 per share (the “Class A-3 Interests”);

(d)            Three thousand five hundred (3,500) shares of Class A-4 common stock, with a par value of $0.001 per share (the “Class A-4 Interests” and, together with Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, the “Class A Interests”); and

(e)            Thirty thousand (30,000) shares of Class B common stock, with a par value of $0.001 per share (the “Class B Interests”).

Section 4.2              Reclassification of Common Stock. Upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of the State of State of Delaware (the “Effective Time”), and without any further action required by the Corporation or its stockholders: each share of Common Stock (as defined in the Original Certificate) issued and outstanding or held in treasury, immediately prior to the Effective Time, shall be automatically reclassified into three hundred (300) validly issued, fully paid and non-assessable share of Class B Interest without any further action by the Corporation or the holder of any share. For the avoidance of doubt such reclassification will result in thirty thousand (30,000) shares of Class B Interests issued and outstanding. Each stock certificate representing shares of Common Stock immediately prior to the Effective Time shall be cancelled without any further action required by stockholders and the shares of Class B Interest into which the shares of Common Stock previously represented by such stock certificate have been reclassified pursuant to this Section 4.2. shall be uncertificated shares.

Section 4.3              Number of Authorized Interests. The number of authorized shares of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, Class A-4 Interests or Class B Interests may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of any holders of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, Class A-4 Interests or Class B Interests, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

Section 4.4             Class A Interests and Class B Interests. The powers, preferences and rights of the Class A Interests and the Class B Interests, and the qualifications, limitations or restrictions thereof are as follows:

(a)            Voting Rights. Except as otherwise required by law,

(i)            Each Class A Interest shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Interests, whether voting separately as a class or otherwise.

(ii)           Each Class B Interest shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B Interests, whether voting separately as a class or otherwise.

(iii)          Except as otherwise required by applicable law or this Certificate of Incorporation, the holders of Class A Interests and Class B Interests shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

(b)            Dividends. Subject to Section 4.4(c) hereof, and applicable law and the rights, if any, of the holders of any class or series of stock having a preference over or the right to participate with the Class A Interests with respect to the payment of dividends, dividends may be declared and paid on the Class A Interests out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Other than in connection with a dividend declared by the Board of Directors in connection with Change of Control, a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Interests and the holders of Class B Interests shall have no right to receive dividends in respect of such Class B Interests.

(c)            Subordinated Loans Repayment. All cash dividends declared by the Board of Directors on the Class A Interests shall be allocated and applied among Tranches (as defined below) in accordance with the Applicable Ratio (as defined below) applicable for such Tranche. In accordance with the terms of the Subordinated Loan Agreement (as defined below), all cash dividends allocable to a Class of Equity Interest shall be used to pay off all amounts owed under the corresponding Subordinated Loan Tranche unless and until there are no further amounts outstanding under such corresponding Subordinated Loan Tranche. In the event that the Board of Directors declares a dividend on the Class A Interests and there is any Class of Equity Interest that does not have any amounts outstanding under a corresponding Subordinated Loan Tranche, then the cash that would have been allocated to such Tranche in accordance with the Applicable Ratio for such Tranche shall be paid by the Corporation to the holders of the Class of Equity Interest of such Tranche. In the event that the Board of Directors declares a dividend on the Class A Interests and such cash payment would result in the payment in full of all amounts due and payable with respect to one Subordinated Loan Tranche without requiring the entire cash amount allocable to such Tranche to be applied to such Subordinated Loan Tranche, then such Subordinated Loan Tranche will be paid or prepaid in full, and any remaining cash that would have been allocated to such Tranche in accordance with the Applicable Ratio for such Tranche shall be paid by the Corporation as a dividend to the holders of such Class of Equity Interest of such Tranche.

(d)            Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation (including without limitation any Subordinated Loans outstanding at the time of such liquidation that are attributable to any Class of Equity Interest under the Subordinated Loan Agreement) and after making provisions for preferential and other amounts, if any, to which the holders of any class or series of stock having a preference over or the right to participate with the Class A Interests with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding Class A Interests in proportion to the number of shares of stock held by each such stockholder, as adjusted for each Tranche to reflect the Subordinated Loans outstanding at the time of such liquidation that are attributable to such Class of Equity Interest under the Subordinated Loan Agreement. The holders of Class B Interests shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), a conversion of the Corporation or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(d).

(e)            Class A Interests.

(i)            (x) Class A Interests may be issued only to, and registered only in the name of, individuals or entities that satisfy the Class A Qualification Criteria (as defined below) (collectively, the “Permitted Class A Owners”) and (y) the aggregate number of Class A Interests outstanding at any time must be equal to the aggregate number of LLC Interests held of record at such time by the Corporation under the LLC Agreement. As used in this Certificate of Incorporation, “LLC Interests” has the meaning set forth in the Amended and Restated Limited Liability Company Agreement of Bally’s Chicago Operating Company, LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”).

(ii)           The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control to ensure that the aggregate number of Class A Interests issued by the Corporation at any time shall be equal to the aggregate number of LLC Interests held of record by the Corporation in accordance with the terms of the LLC Agreement.

(f)             Class B Interests.

(i)            (x) Class B Interests may be issued only to, and registered only in the name of, Bally’s Chicago Holding Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Bally’s Corporation, and its Affiliates (collectively, the “Permitted Class B Owners”) and (y) the aggregate number of Class B Interests outstanding at any time must be equal to the aggregate number of LLC Interests held of record at such time by the Permitted Class B Owners under the LLC Agreement.

(ii)           The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control to ensure that the aggregate number of Class B Interests issued by the Corporation at any time to, or otherwise held of record by, the holders of Class B Interests shall be equal to the aggregate number of LLC Interests held of record by the Permitted Class B Owners in accordance with the terms of the LLC Agreement.

(iii)          In the event that there is a merger, consolidation, conversion, transfer or Change of Control (as defined below) of the Corporation that was approved by the Board of Directors, prior to such merger, consolidation, conversion, transfer or Change of Control, the holders of Class B Interests shall be entitled to receive $0.001 per Class B Interest and nothing further, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

(g)            Adjustments for Subdivisions, Combinations or Reclassifications of Class A Interests and Class B Interests. If the Corporation in any manner subdivides, combines or reclassifies the outstanding Class A-1 Interests, Class A-2 Interests, Class A-3 Interest, Class A-4 Interests or Class B Interests, the outstanding shares of each other such class (or classes) shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A-1 Interests, Class A-2 Interests, Class A-3 Interest, Class A-4 Interests and Class B Interests on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Interests and (ii) the holders of a majority of the outstanding Class B Interests, each of (i) and (ii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall cause Bally’s Chicago Operating Company, LLC to make corresponding changes to the LLC Interests to give effect to such subdivision, combination or reclassification, as applicable.

Section 4.5             Transfer of Class A Interests.

(a)            Transfer with the Corporation’s Consent. A holder of Class A Interests may Transfer their Class A Interests only with the Corporation’s consent and only to a Permitted Class A Owner. In addition, a holder of Class A-1 Interests, Class A-2 Interests or Class A-3 Interests may Transfer their Class A-1 Interests, Class A-2 Interests or Class A-3 Interests only if the Subordinated Loans attributable to such Class of Equity Interest is paid in full in accordance with the Subordinated Loan Agreement and such Interests are converted to Class A-4 Interests before or substantially concurrently with the Transfer. In the event that a holder of Class A-1 Interests, Class A-2 Interests or Class A-3 Interests desires to Transfer their Class A-1 Interests, Class A-2 Interests or Class A-3 Interests and the Subordinated Loans attributable to such shares have not been paid in full, such holder or the transferee may repay in full the pro rata amount of the remaining balance of the Subordinated Loans attributable to such Class of Equity Interest in accordance with the Subordinated Loan Agreement and Section 4.11 below. Upon such repayment, the Subordinated Loans attributable to such Class of Equity Interest will be deemed to be fully satisfied. For the avoidance of doubt, in no circumstances, such holder will be deemed a successor lender.

(b)            Transfer without the Corporation’s Consent. Notwithstanding the foregoing, a holder of Class A Interests may Transfer their Class A Interests without the Corporation’s consent (i) to any individual or entity that meets the Class A Qualification Criteria who, directly or indirectly (including through one or more intermediaries), controls, is controlled by or is under common control with, such person or entity, including any partner, member, stockholder or other equity holder of such person or entity or manager, director, officer or employee of such person or entity, (ii) as bona fide gifts to any individual or entity that meets the Class A Qualification Criteria that is the legal representative, heir, beneficiary or a member of the immediate family of such holder, (iii) by operation of law pursuant to a court order, decree or judgment to any person or entity that meets the Class A Qualification Criteria or (iv) to the Corporation.

(c)            The Class A Interests cannot be transferred to employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, or any Similar Law (each, a “Plan”). The Transfer restrictions described in Section 4.5(a)-(c) are referred to as the “Class A Restrictions”.

(d)            Any purported Transfer of Class A Interests in violation of the Class A Restrictions shall be null and void ab initio. If, notwithstanding the Class A Restrictions, a Person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner (the “Purported Class A Owner”) of Class A Interests, in violation of the Class A Restrictions, then (A) the Purported Class A Owner shall not obtain any rights in, to or with respect to such (i) Class A Interests, and the purported Transfer of the Class A Interests to the Purported Class A Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and (ii) each holder of such Class A Interests shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Class A Owner or any other party, not be entitled to any voting rights with respect to those Class A Interests and (B) the Corporation may redeem the Class A Interests for $0.001 per share (the “Redemption Price”). With respect to any such redemption, the Class A Interests shall be redeemable by the Corporation, out of funds legally available therefor as and to the extent deemed necessary or advisable by the Board of Directors. In connection with such redemption, the Corporation shall deliver a notice (the “Redemption Notice”) to the holder of the Class A Interests and shall redeem or purchase the Class A Interests on a date set forth therein (the “Redemption Date”) and for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such Class A Interests shall no longer be deemed to be outstanding, such holder of Class A Interests shall cease to be a stockholder of the Corporation with respect to such Class A Interests, and all rights of such holder in such Class A Interests, other than the right to receive the Redemption Price, shall cease. In accordance with the requirements of the Redemption Notice, such holder shall surrender the certificate(s), if any, representing the Class A Interests to be so redeemed.

(e)            Upon a determination by the Board of Directors that a Person has attempted or may attempt to Transfer or to acquire Class A Interests in violation of the Class A Restrictions, the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Class A Owner as the record owner of the Class A Interests on the books and records of the Corporation and to institute proceedings to enjoin or rescind any such Transfer or acquisition.

(f)            The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any Transfer or acquisition of Class A Interests would violate the Class A Restrictions, and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, any requesting holders of shares of stock of the Corporation.

Section 4.6             Certificates. All certificates or book entries representing Class A Interests shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.7              Right of First Refusal.

(a)            Commencing on the fifth anniversary of February 28, 2025, each of the Corporation and Bally’s Corporation will have a right of first refusal (the “Right of First Refusal”) to purchase any Class A Interests that holders of Class A Interests may Transfer (the “Offered Interests”) at a price equal to the offer price set forth in the Transfer Offer Notice (as defined below). Within five (5) business days of receiving an offer to purchase any Offered Interests and prior to accepting such offer, the holder thereof must deliver a notice (the “Transfer Offer Notice”) to the Corporation specifying in reasonable detail the terms of the offer, including the number of Offered Interests to be Transferred and the offer price for the Offered Interests. The Corporation will have twenty (20) days from the date the Transfer Offer Notice is delivered to it to decide if it wants to purchase any of the Offered Interests at the offer price set forth in the Transfer Offer Notice. If the Corporation does not choose to purchase all of the Offered Interests, the holder thereof must deliver the Transfer Offer Notice to Bally’s Corporation specifying in reasonable detail the terms of the offer, including the number of the remaining Offered Interests to be Transferred and the offer price for the Offered Interests. Bally’s Corporation will have twenty (20) days from the date the Transfer Offer Notice is delivered to it to decide if it wants to purchase any of the remaining Offered Interests at the offer price set forth in the Transfer Offer Notice.

(b)            If the Corporation and Bally’s Corporation do not exercise the Right of First Refusal partially or in full and the prospective purchaser meets the Class A Qualification Criteria, as determined by the Corporation in its sole discretion, the remaining Offered Interests may be purchased by the prospective purchaser at the offer price set forth in the Transfer Offer Notice and transferred to the prospective purchaser. The Right of First Refusal will not apply to (i) Transfers pursuant to Sections 4.5(b), 4.8 and 4.9 or (ii) Transfers made in connection with Section 4.10 after the Corporation and Bally’s Corporation decline to exercise the Right of First Refusal in full.

Section 4.8             Drag-Along Right. In the event that Bally’s Corporation (or any successor entity) and/or the Corporation (as applicable) proposes to sell the Corporation or all or substantially all of the Corporation’s assets to a third party purchaser, or agrees to any other transaction that would result in Bally’s Corporation no longer directly or indirectly controlling a majority of the voting power of the stock of the Corporation (each a “Drag-Along Sale”), Bally’s Corporation will have the right, after delivering a notice thereof to the stockholders of the Corporation (the “Drag-Along Notice”), to require each other stockholder to participate in such Drag-Along Sale, on substantially the same terms and conditions as Bally’s Corporation (the “Drag-Along Right”). If Bally’s Corporation exercises its Drag-Along Right, the other stockholders will be required to (i) sell their shares if the transaction is structured as an equity sale; (ii) vote in favor of the proposed transaction if the transaction is structured as an asset sale, merger, reorganization or recapitalization or otherwise requires a stockholder vote for approval and (iii) not object to the proposed transaction and waive any dissenters’, appraisal or similar rights they may have in connection with the proposed transaction. If Bally’s Corporation wants to exercise its Drag-Along Right, it must do so by delivering notice to the other stockholders within ten (10) days after execution of the definitive documents for the proposed transaction, and no later than twenty (20) business days before the closing of the proposed transaction. The notice must describe the terms of the proposed Drag-Along Sale in reasonable detail.

Section 4.9             Tag-Along Right.

(a)            If any holder of Class B Interests (the “Selling Holder”) proposes to transfer any of its Class B Interests (the “Tag-Along Interest”) to any person, each holder of Class A Interests (each, a “Tag-Along Holder”) will be permitted to participate in such sale (a “Tag-Along Sale”) on the terms and conditions set forth below (the “Tag-Along Right”), except for transfers made in connection with the Drag-Along Rights.

(b)            If a Selling Holder proposes to transfer any Tag-Along Interests, they must give notice to the Corporation and each other Tag-Along Holder, describing the terms of the proposed Tag-Along Sale. Upon receipt of such notice:

(i)            the Tag-Along Holders will then have ten (10) business days to decide if they want to participate in the Tag-Along Sale by selling some of their Class A Interests; and

(ii)           the Selling Holder and each Tag-Along Holder that elects to participate in the Tag-Along Sale shall deliver a notice to the Corporation within ten (10) business days of receiving the notice from the Seller Holder pursuant to Section 4.9(b) and such Tag-Along Holder will have the right to transfer their pro rata portion of the Tag-Along Interests, based on the amount of Class A Interests owned by each such holder and the aggregate amount of Class A Interests and Class B Interests outstanding at such time.

(c)            A Tag-Along Holder can choose to sell less than their entire pro rata portion of the Class A Interests it is entitled to sell in the Tag-Along Sale, and any such number of Class A Interests not sold by a Tag-Along Holder may be substituted for additional shares of Class B Interests sold by the Selling Holder.

Section 4.10           Transfers of Class A Interests by Death.

(a)            In the event of the death of a holder of Class A Interests, and the transferee or transferees meet the Class A Qualification Criteria at the time of such death, the Corporation will have the right to elect to repurchase the Class A Interests held by such holder, which it may exercise by delivering a notice (the “Repurchase Notice”) to the estate of the deceased holder within sixty (60) days after the date on which the Corporation was notified of such death. The Corporation will then have ninety (90) days from the date on which it delivers the Repurchase Notice to purchase the Class A Interests of such holder, at a price equal to eight times its latest four fiscal quarters EBITDA divided by the aggregate number of Interests then outstanding (the “Repurchase Price”), which price shall be set forth in the Repurchase Notice. With respect to any such repurchase, the Class A Interests shall be repurchased by the Corporation, out of funds legally available therefor as and to the extent deemed necessary or advisable by the Board of Directors. From the date of such repurchase, such Class A Interests shall no longer be deemed to be outstanding, such holder of Class A Interests shall cease to be a stockholder of the Corporation with respect to such Class A Interests, and all rights of such holder in such Class A Interests, other than the right to receive the Repurchase Price, shall cease.

(b)            In the event of the death of a holder of our Class A Interests, and the transferee or transferees do not meet the Class A Qualification Criteria at the time of such death, the Corporation will have the right to elect to repurchase the Class A Interests held by such holder, which it may exercise by delivering a Repurchase Notice to the estate of the deceased holder at any time after the date on which the Corporation was notified of such death, unless the transferee or transferees meet the Class A Qualification Criteria at a later date and deliver a notice to the Corporation, in which case the Corporation may exercise its repurchase right by delivering the Repurchase Notice within sixty (60) days of such date. The Corporation will then have ninety (90) days from the date on which it delivers the Repurchase Notice to purchase the Class A Interests of such holder, at the Repurchase Price. With respect to any such repurchase, the Class A Interests shall be repurchased by the Corporation, out of funds legally available therefor as and to the extent deemed necessary or advisable by the Board of Directors. From the date of such repurchase, such Class A Interests shall no longer be deemed to be outstanding, such holder of Class A Interests shall cease to be a stockholder of the Corporation with respect to such Class A Interests, and all rights of such holder in such Class A Interests, other than the right to receive the Repurchase Price, shall cease.

Section 4.11            Optional Conversion of Class A-1, A-2 and A-3 Interests. Each Class A-1 Interest, Class A-2 Interest and Class A-3 Interest shall be convertible into one (1) fully paid and nonassessable Class A-4 Interest at the option of the holder thereof at any time upon written notice to the Corporation (an “Class A-4 Conversion Event”), provided that, if the Subordinated Loans attributable to such Class of Equity Interest remains outstanding, the holder of such Interest, or a transferee, shall pay to the Corporation an amount equal to the pro rata amount of the remaining balance of the Subordinated Loans attributable to such Class of Equity Interest and the Corporation shall use such proceeds to repay such remaining balance of the Subordinated Loans attributable to such Class of Equity Interest in accordance with the Subordinated Loan Agreement, in each case before or substantially concurrently with the conversion. Upon such repayment, the Subordinated Loans attributable to such Class of Equity Interest will be deemed to be fully satisfied. For the avoidance of doubt, in no circumstances, such holder or transferee will be deemed a successor lender. Once such amount has been repaid in full, or substantially concurrently with such repayment in full, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for such Class of Equity Interest, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the Class A-4 Interests into which the Class A-1 Interests, Class A-2 Interests or Class A-3 Interests are to be converted (if such Class A-4 Interests are certificated) or (ii) in which such Class A-4 Interests are to be registered in book-entry form (if such Class A-4 Interests are uncertificated). If the Class A-4 Interests into which the Class A-1 Interests, Class A-2 Interests or Class A-3 Interests are to be converted are to be issued in a name or names other than the name of the holder of the Class A-1 Interests, Class A-2 Interests or Class A-3 Interests being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of Class A-4 Interests to which such holder converted such holders’ Class A-1 Interests, Class A-2 Interests or Class A-3 Interests (if such Class A-4 Interests are certificated) or shall register such Class A-4 Interests in book-entry form (if such Class A-4 Interests are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the Class A-1 Interests, Class A-2 Interests or Class A-3 Interests to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Section 4.11, the Class A-4 Interests issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the Class A-4 Interests issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A-4 Interests as of such time. Notwithstanding anything herein to the contrary, Class A-1 Interests, Class A-2 Interests or Class A-3 Interests represented by a lost, stolen or destroyed stock certificate may be converted pursuant to an Class A-4 Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.

Article V.

In furtherance and not in limitation of the powers conferred upon it by the DGCL, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation unless such action is approved, in addition to any other vote required by this Certificate of Incorporation or applicable law, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Corporation entitled to vote thereon, voting together as a single class.

Article VI.

Section 6.1              Ballot. Elections of directors (each such director, in such capacity, a “Director” and collectively the “Directors”) need not be by written ballot unless the Bylaws shall so provide.

Section 6.2              Number of Directors. Except as otherwise provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of Directors shall be fixed from time to time exclusively by a majority of the Whole Board of Directors. For purposes of this Certificate of Incorporation, the term “Whole Board of Directors” shall mean the total number of authorized Directors (from time to time) whether or not there exist any vacancies.

Section 6.3              Terms of Office. Each director of the Corporation shall serve for a term expiring at the next annual meeting of the stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 6.4              Newly Created Directorships and Vacancies. Except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of Directors shall be filled exclusively by the affirmative vote of a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director, and shall not be filled by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such Director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Section 6.5              Removal. The Board of Directors or any individual Director may be removed from office either with or without cause by the affirmative vote of the holders of shares representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 6.6              Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Article VII.

Section 7.1              Consent of Stockholders In Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are (1) signed by the holders of outstanding shares of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding entitled to vote thereon were present and voted and (2) delivered to the Corporation in accordance with applicable law.

Section 7.2              Special Meetings of Stockholders. Subject to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Chairperson of the Board of Directors (if any), (ii) the President, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board of Directors or (iv) the holders of at least twenty-five percent (25%) of the voting power of all of the then-outstanding shares of the Corporation, and shall not be called by any other person or persons.

Article VIII.

The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Sections 4.2, 4.3, 4.4 and 4.5 of Article IV or with Articles V, VI, VII, VIII, IX, XI and XII; provided further, that any amendment (including by merger, consolidation, conversion, transfer or otherwise) to this Certificate of Incorporation that gives holders of the Class B Interests (i) any rights to receive dividends (other than as set forth in the last sentence of Section 4.4(b) of Article IV) or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A Interests or (iii) any other economic rights (except for payments in cash in lieu of receipt of fractional shares) shall, in addition to the vote of the holders of any class or series of shares of the Corporation required by law or by this Certificate of Incorporation, also require the affirmative vote of the holders of a majority of the voting power of the outstanding Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests voting together as a separate class. Notwithstanding anything herein to the contrary, any amendment to this Certificate of Incorporation effecting changes set forth in (i) Section 242(d)(1) of the DGCL can be affected without a stockholder vote and (ii) Section 242(d)(2) of the DGCL shall only require the vote of stockholders set forth in Section 242(d)(2) of the DGCL.

Article IX.

The Corporation is authorized to indemnify, and to advance expenses to, each current or former Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL (or any successor provision thereto) as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a Director or officer, as applicable. No amendment to, or modification or repeal of, this Article IX, or adoption of any provision of this Certificate of Incorporation, or, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of a Director, officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, adoption, modification or repeal.

Article X.

Section 10.1            Corporate Opportunity.

(a)            To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL (or any successor provision thereto), (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any Director or stockholder who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates (as defined below), on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person or any of his or her respective Affiliates may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 10.1(a) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.

(b)            To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 10.2            Liability. To the fullest extent permitted by law, no stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article X, except to the extent such actions or omissions are in breach of this Article X.

Article XI.

Section 11.1            Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

Article XII.

Section 12.1            Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a)            “A-1 Subordinated Loan” means the $6,732,000 tranche A-1 subordinated term loan issued to the Corporation pursuant to the Subordinated Loan Agreement.

(b)            “A-2 Subordinated Loan” means the $6,322,500 tranche A-2 subordinated term loan issued to the Corporation pursuant to the Subordinated Loan Agreement.

(c)            “A-3 Subordinated Loan” means the $3,420,000 tranche A-3 subordinated term loan issued to the Corporation pursuant to the Subordinated Loan Agreement.

(d)            “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person and, for purposes of the definition of Affiliate, “control” (including the terms “controlling,” “controlled by” and “under common control with,”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner, of twenty percent (20%) or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)            “Applicable Ratio” means, for each Tranche and as of any date of determination, the percentage equal to (i) the number of outstanding shares of stock of such Tranche divided by (ii) the aggregate number of outstanding shares of stock of all Tranches.

(f)             “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a Director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of shares of the Corporation; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(g)            “Change of Control” means the occurrence of any of the following events: (1) any “Person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, amended (the “Exchange Act”), but excluding any employee benefit plan of such Person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Class A Interests, Class B Interests and/or any other class or classes of stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding stock of the Corporation entitled to vote generally in the election of directors; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease or exchange, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of Bally’s Chicago Operating Company LLC); (3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof or (4) the Corporation ceases to be the sole managing member of Bally’s Chicago Operating Company LLC; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which (a) the beneficial owners of the Class A Interests, Class B Interests and/or any other class or classes of shares of the Corporation (if any) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (b) in the case of the foregoing clauses (1) or (3), the Permitted Class A Owners are the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Class A Interests, Class B Interests and/or any other class or classes of stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding stock of the Corporation entitled to vote generally in the election of directors (or, in the case of a transaction described in the foregoing clause (3), more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger of consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof).

(h)            “Class A Qualification Criteria” means:

(i)            If an individual, such individual shall:

(A)            be a Minority or a woman;

(B)            not be an official, employee, or a family member of an official or employee of the City of Chicago;

(C)            not have been convicted of a felony under the laws of any jurisdiction, including the United States or any state;

(D)            not have been convicted of illegal gambling under any statute in any jurisdiction, including Article 28 of the Illinois Criminal Code of 1961 and Article 28 the Illinois Criminal Code of 2012 or any other similar statutes in any jurisdiction;

(E)            not be a member of the Illinois Gaming Board;

(F)             not have had a license to operate gambling facilities in any jurisdiction revoked or suspended;

(G)            not have knowledge of any facts or circumstances that would be disqualifying under the Illinois Gambling Act;

(H)            not be an individual whose background, reputation and associations would dishonor or harm the reputation of, or result in adverse publicity for, Bally’s Corporation, Bally’s Chicago, Inc., the City of Chicago, the State of Illinois or the gaming industry in Illinois;

(I)             consent to undergo a background check; and

(J)             have submitted a qualification application to the Corporation; or

(ii)           If an entity:

(A)            such entity shall be created or organized under the laws of the United States, any state thereof or the District of Columbia;

(B)            such entity shall be at least 51% controlled by one or more individuals that are Minorities or women;

(C)            in the case of a publicly-held business, such entity shall cause its management, policies, major decisions and daily business operations to be independently managed and controlled by one or more Minority persons;

(D)            no officer, director, managerial employee or, direct or indirect, owner of such entity shall be an official, employee, or a family member of an official or employee of the City of Chicago;

(E)            no officer, director, managerial employee or, direct or indirect, owner of such entity shall have been convicted of a felony under the laws of any jurisdiction, including the United States or any state;

(F)            no officer, director, managerial employee or, direct or indirect, owner of such entity shall have been convicted of illegal gambling under any statute in any jurisdiction, including Article 28 of the Illinois Criminal Code of 1961 and Article 28 the Illinois Criminal Code of 2012 or any other similar statutes in any jurisdiction;

(G)            no officer, director, managerial employee or, direct or indirect, owner of such entity shall be a member of the Illinois Gaming Board;

(H)            no officer, director, managerial employee or, direct or indirect, owner of such entity shall have had a license to operate gambling facilities in any jurisdiction revoked or suspended;

(I)             not have knowledge of any facts or circumstances that would be disqualifying under the Illinois Gambling Act;

(J)             no officer, director, managerial employee or, direct or indirect, owner of such entity shall be an individual whose background, reputation and associations would dishonor or harm the reputation of, or result in adverse publicity for, Bally’s Corporation, Bally’s Chicago, Inc., the City of Chicago, the State of Illinois or the gaming industry in Illinois;

(K)           such entity shall consent to undergo a background check of the entity and its direct and indirect owners, officers, managers, directors and/or any other control person, as applicable; and

(L)            such entity shall have submitted a qualification application to the Corporation.

(i)             “Class of Equity Interest” shall mean each of the Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, respectively.

(j)             “Minority” means an individual considered to be a minority pursuant to Municipal Code of Chicago 2-92-670(n).

(k)            “owner,” including the terms “own” and “owned,” when used with respect to any stock, means, for purposes of this Article XII, a Person that individually or with or through any of its Affiliates or Associates:

(i)            beneficially owns such stock, directly or indirectly;

(ii)           has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or

(iii)          has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

(l)             “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(m)           “stock” means, for purposes of this Article XII, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(n)            “Subordinated Loan Agreement” means that certain Subordinated Loan Agreement, dated as of March 10, 2025, by and between the Corporation and Bally’s Chicago Operating Company, LLC, as such agreement may be amended from time to time in accordance with its terms.

(o)            “Subordinated Loans” means, collectively, the A-1 Subordinated Loan, the A-2 Subordinated Loan and the A-3 Subordinated Loan.

(p)            “Subordinated Loan Tranche” means, each of the A-1 Subordinated Loan, the A-2 Subordinated Loan and the A-3 Subordinated Loan.

(q)            “Tranche” means each of (i) the Class A-1 Interests and the Class A-1 Subordinated Loan, (ii) the Class A-2 Interests and the Class A-2 Subordinated Loan, (iii) the Class A-3 Interests and the Class A-3 Subordinated Loan and (iv) the Class A-4 Interests (and collectively, the “Tranches”).

(r)             “Transfer” (and, with correlative meanings, “Transferred and Transferring”) means any sale, transfer, assignment, redemption or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a) any shares (legal or beneficial) of the Corporation or (b) any equity or other interest (legal or beneficial) in any stockholder if substantially all of the assets of such stockholder consist solely of shares of the Corporation; provided, however, that the following shall not be considered a Transfer:

(i)            the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;

(ii)           the pledge of Class A Interests by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action results in a transfer or assignment of the Class A Interests (or any legal or beneficial interest in such shares) to one or more Permitted Class A Owners at such time; or

(iii)          entering into a support, voting, tender or similar agreement or arrangement (with or without granting a proxy) or tendering any shares in any tender or exchange offer for the outstanding Class A Interests and Class B Interests, in each case, in connection with a Change of Control transaction, sale of all or substantially all assets, or any merger, consolidation or other business combination involving the Corporation, whether effectuated through one transaction or series of related transactions, that, in each case, has been approved by the Board of Directors.

(s)            “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article XII to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.

Article XIII.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this 10th day of March, 2025.

BALLY’S CHICAGO, INC.

By:	/s/ Ameet Patel
Name:	Ameet Patel
Title:	President